ADDENDUM

Notwithstanding anything to the contrary in the Distribution Agreement between the Fund and Dreyfus Service Corporation (the "Distributor") or the Distribution Plan adopted by the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), any contingent deferred sales charge ("CDSC") imposed on Class A, Class B, Class C and Class T shares and Distribution Plan fees attributable to Class B and Class C shares of the Fund issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds (the "Trust") or (ii) the reorganization of any such series of the Trust, shall be payable to Bear, Stearns & Co. Inc. ("Predecessor Distributor") as compensation for services rendered in connection with such original issuance. Distribution Plan fees attributable to such Class C shares shall be payable to the Predecessor Distributor for a period not to exceed one year from the date the series of the Trust originally issued the shares that were exchanged for the Class C shares of the Fund.

The services rendered by the Predecessor Distributor for which it is entitled to receive such CDSC and Distribution Plan fee payments shall be deemed to have been completed at the time of the initial sale of the shares, and such payments shall be made to the Predecessor Distributor regardless of a termination of the Predecessor Distributor as principal underwriter of the shares of the relevant series of the Trust or the termination and liquidation of such series. The Fund's obligation to pay the Predecessor Distributor the fees and CDSCs as described herein shall not be terminated or modified for any reason (including a termination of the Distribution Agreement between the Fund and the Distributor) except to the extent required by a change in the 1940 Act, the rules and regulations thereunder, or the Conduct Rules of the National Association of Securities Dealers, Inc., in each case enacted or promulgated after the

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date hereof, or, as to fees payable pursuant to the Fund's Distribution Plan, in connection with the complete termination of such Plan.

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